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                                  Exhibit 10.38

Wednesday, July 01, 1998


Mr. Steve Williams
President, Vemeco
1441 West Airport Freeway
Bldg. #200
Euliss, TX
76040 USA

Dear Steve:

This letter shall serve as an Agreement between Warrantech Additive, Inc. ("WAI") and The Global Tracker Corporation ("TRACKER") whereby WAI will distribute Tracker's personal property identification labels and global recovery services to Automotive Dealers through WAI's warranty program per the following terms and conditions:

1. WAI will purchase a minimum of 400,000 labels during the term of this contract. WAI will remit to TRACKER $1.00US per label. Payment on a net 45 day basis upon shipment of labels to WAI.

2. TRACKER will bulk ship labels to WAI for distribution to the automotive industry.

3. WAI will capture activation and label information and electronically transfer to TRACKER.

4. TRACKER will offer 24-hour service activation call center access for WAI customers.

5. TRACKER will provide ownership identification service to law enforcement officials and WAI upon auto recovery.

6. WAI can purchase scanners and software from TRACKER at a cost of $1,450.00US per unit for reselling purposes.

7. WAI will provide the call to activate service information to be included with every warranty sold. The design and content of the activation card to be mutually agreed upon by WAI and TRACKER.

8. TRACKER will provide three years of recovery service per label issued.

9. TRACKER will revenue share with WAI on property kit its upgrades as per the following schedule:

     If 1%-4% of activations purchase upgrades then revenue sharing is 10% If 5%-9% of activations purchase upgrades then revenue sharing is 15% If 10% plus of activations purchase upgrades then revenue sharing is 20%

10. TRACKER will provide WAI with a monthly report of activations and upgrades and will roll revenue sharing into a three (3) month payment schedule.

11. TRACKER will not provide any customer information to WAI, but will verify if a specific label has been activated upon request from WAI.
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12.  WAI will incorporate TRACKER information into advertising, collateral and web site materials where applicable and at the discretion of WAI.

13. TRACKER will promote awareness of WAI products to TRACKER customers upon recovery, renewal and from time to time through correspondence with its membership.

14. TRACKER will provide WAI with immediate notification of every WAI customer recovery.

15. This Agreement will commence the date of this letter, and will be for an initial period of two (2) years. Thereafter, this Agreement shall automatically renew on a bi-annual basis (with such amendments to this Agreement, which may be necessary or desirable) unless terminated by either party upon written notice at least ninety (90) days prior to commencement of each new term. Either party to this Agreement may immediately terminate this Agreement by giving written notice of termination to the other party in the event such party shall, (i) elect to be wound up or dissolved; (ii) become insolvent or admit in writing its inability to pay its debts as they mature; (iii) make any assignment for the benefit of creditors, file a voluntary petition in bankruptcy for reorganization or be adjudicated as bankrupt or insolvent; or (iv) have a liquidator or trustee appointed over its affairs and such appointment shall not have been terminated and discharged within thirty (30) calendar days. In the event that any party to this Agreement has been informed by a state or federal regulatory agency or a court of competent jurisdiction that its continued performance pursuant to this Agreement is impermissible or if applicable law or regulation makes its continued performance impermissible, that party may terminate this Agreement immediately upon written notice, unless this Agreement can be amended so that the party" performance would no longer be impermissible. This Agreement shall also terminate should either party be in breach of any obligation, representation or warranty under this Agreement and such breach shall remain uncured for a period of thirty (30) days after receipt of written notice of the breach thereof from the non-breaching party. Upon termination of this Agreement TRACKER will continue to provide TRACKER service to existing WAI customers until a customer's membership is terminated. In the event of early termination of this Agreement, WAI shall be obligated to pay only for TRACKER products pending payment as per any existing orders received by TRACKER and not for any balance of tags as noted in the following section.

16. WAI may promote its TRACKER products using the name "TRACKER" and all logos and other identifying names and marks which TRACKER authorizes WAI to use in connection with any such name, provide that WAI shall do so only in conformity with such direction as may be given from time to time by TRACKER.

17. (a) Tracker shall indemnify WAI and hold WAI harmless from any and all claims, suits, actions, liabilities and costs of any kind, including reasonable legal fees and all costs of litigation, for any and all claims by any party resulting directly or indirectly from any acts, representations or omissions by TRACKER relating to this Agreement or the performance of TRACKER. TRACKER shall, at the request of WAI, assume the defense of any claims or proceedings brought against WAI by reason thereof and pay any damages payable by WAI as a result of the disposition of any such claims or proceedings.

     (b) WAI shall indemnify TRACKER and hold TRACKER harmless from any and all claims, suits, actions, liabilities and costs of any kind, including reasonable legal fees and all costs of litigation, for any and all claims by any party resulting directly or indirectly from any acts, representation or omissions by WAI relating to their performance under this Agreement. WAI shall, at the request of TRACKER, assume the defense of any claims or proceedings brought against TRACKER by reason thereof and pay any damages payable by TRACKER


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         as a result of the disposition of any such claims or proceedings.

     (c) TRACKER hereby agrees to indemnify and hold Warrantech, its subsidiaries and affiliates, and their respective directors, officers, employees and agents (collectively referred to as the "Indemnified Party") harmless from and against any and all claims, causes of action, costs (including, but not limited to, increased costs of doing business), expenses, losses, liabilities, damages, penalties and demands whatsoever (collectively "Claims"), together with reasonable counsel fees and expenses, arising, directly or indirectly, out of (i) any act of negligence or willful misconduct on the part of TRACKER, its employees or agents, (ii) the actual or alleged infringement of any patent, license, copyright, trademark or trade name by TRACKER or any entity through which TRACKER derives any of its rights, (ii) any failure on the part of TRACKER, its employees or agents to perform its obligations under or in connection with this Agreement or (iv) the final adjudication of all litigation between Datastrip Ltd. And Symbol Technologies Inc. with respect to PDF417 symbology. If any action or proceeding in connection with any such matters is brought against the Indemnified Party, it shall notify TRACKER and furnish TRACKER with a copy of any papers served. TRACKER shall defend any such action or proceeding, employing competent counsel, selected by TRACKER with the approval of the Indemnified Party, but the Indemnified Party shall have the right at any time, if it has reasonable grounds to believe its interests are not being protected, at TRACKER's expense, to defend or join the defense of any such action or proceedings through attorneys selected by the Indemnified Party and approved by TRACKER, which approval shall not be unreasonably withheld. The provisions of this Section shall survive the termination of this Agreement.

     (d) In consideration for TRACKER entering into this Agreement, WAI agrees that the following items used in TRACKER's business are secret, confidential, unique, and valuable, were developed by TRACKER at great cost and over a long period of time and disclosure of any of the items to anyone other than TRACKER's officers, agents, or authorized employees will cause TRACKER irreparable injury:

         - Non public financial information, accounting information, plans of operation, possible mergers or acquisitions prior to the public announcement;

         -   Customer lists, call lists, and other confidential customer data;

         - Memoranda, notes, records concerning the technical process conducted by TRACKER;

         - Sketches, plans, drawings and other confidential research and development data;

         - Neither party shall disclose or otherwise reveal to any third party without the express written consent of the other party the specific terms or existence of this Agreement, except where required by law.

(e) In consideration for WAI entering into this Agreement, TRACKER agrees that the following items used in WAI's business are secret, confidential, unique and valuable, were developed by WAI at great cost and over a long period of time, and disclosure of any of the items to anyone other than WAI's officers, agents, or authorized employees will cause WAI irreparable injury:

         - Non public financial information, accounting information, plans of operation, possible mergers or acquisitions prior to the public announcement;

         -   Customer lists, call lists, and other confidential customer data;

         - Memoranda, notes, records concerning the technical process conducted by WAI;

         - Sketches, plans, drawings and other confidential research and development data;


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         -   Neither party shall disclose or otherwise reveal to any third party without the express written consent of the other party the specific terms or existence of this Agreement, except where required by law.

18. TRACKER agrees to obtain authorization from WAI to issue an press release regarding the signing of this Agreement. WAI agrees that this authorization will not be unreasonably withheld.

19. TRACKER shall maintain accurate records and accounts of all transactions pertaining to this Agreement. If WAI requires any information concerning such accounts and records, the previously mentioned accounts and records shall be made available by TRACKER during its normal business hours for examination by WAI or its representative appointed in writing.

20. This Agreement shall be governed under the laws of the province of Ontario, Canada.

Kindly indicate your approval of this Agreement below. We look forward to a long and mutually beneficial relationship with WAI.

Sincerely,

THE GLOBAL TRACKER CORPORATION            Agreed and accepted by:


/s/ Donna Skinner                         /s/ Steve Williams
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Donna L. Skinner                          Mr. Steve Williams
Sales Executive                           President, Vemeco



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